Exhibit 10.1

SEPARATION AND RELEASE AGREEMENT

This SEPARATION AND RELEASE AGREEMENT (this “Separation Agreement”) is executed and entered into by and between, Argo Group International Holdings, Ltd., together with its subsidiaries and affiliates (the “Company”) and Kevin J. Rehnberg, an individual resident of the state of Minnesota (the “Executive”). The Company and the Executive shall be collectively referred to herein as the “Parties.”

WHEREAS, the Company and the Executive were parties to an employment agreement, dated February 18, 2020 (the “Employment Agreement”);

WHEREAS, the Executive and the Company have mutually agreed that the Executive’s employment with the Company will end as of June 23, 2022 (the “Separation Date”);

WHEREAS, the Executive and the Company desire to resolve and settle any and all claims that Executive has or may have against the Releasees (as defined below), including claims arising from any aspect of the Executive’s employment with the Company.

NOW, THEREFORE, in consideration of the foregoing and of the mutual agreements and covenants set forth herein, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound hereby, agree as follows:

1.             Separation; Resignation. The Executive’s employment with the Company will end as of the Separation Date, upon mutual agreement of the Company and the Executive. As of the Separation Date, the Executive shall resign, or be deemed to have resigned, from all positions and directorships with the Company, its subsidiaries and affiliates.

2.             Accrued Rights. Whether or not this Separation Agreement becomes effective in accordance with its terms, the Executive shall receive, on the Company’s first regularly scheduled payroll date following the Separation Date, (a) the Executive’s base salary accrued through the Separation Date and (b) any amounts owing to the Executive for reimbursement of expenses properly incurred by the Executive prior to the Separation Date and which are reimbursable in accordance with Section 5 of the Employment Agreement. In addition, the Executive shall be entitled to any vested accrued benefits of the Executive as of the Separation Date under the Company’s retirement plans, programs and arrangements in accordance with the terms of the plans.

3.             Severance Payments and COBRA Benefit.

a.     In full satisfaction of the Company’s obligations to the Executive under Section 7 of the Employment Agreement, subject to the Executive fulfilling his obligations hereunder and the conditions set forth herein, including compliance with Section 7, and the Executive does not revoke this Agreement pursuant to Section 6, the Company shall provide the Executive with the following (i) a gross amount of cash equal to $6 million (the “Severance Payment”), payable on the following schedule: $5,713,703.57 on July 29, 2022; $62,222.18 on June 2, 2023; $112,037.22 on June 16, 2023; and $112,037.22 on June 30, 2023; provided, that the Severance Payment shall be subject to applicable deductions and withholdings authorized or required by law, and (ii) payment by the Company of the premiums under the Consolidated Omnibus Reconciliation Act of 1985, as amended (“COBRA”) for continued coverage under any medical or dental program or policy in which the Executive was eligible to participate as of the Separation Date for eighteen (18) months following the Separation Date (the “COBRA Benefit”); provided, that such coverage shall become secondary to any Medicare coverage for which the Executive becomes eligible; provided, further, that (A) such 18 month period shall run concurrently with the period under COBRA, and (B) the Executive timely elects coverage under COBRA. The Executive acknowledges that after expiration of the COBRA Benefit, the monthly COBRA premiums shall be the Executive’s responsibility (and/or the Executive’s dependents if they elect coverage) and the Company is not obligated to make any further payments toward COBRA premiums after such date.

b.     The Executive acknowledges and agrees that the value of the Severance Payment and COBRA Benefit is greater than the value of any other payments or benefits to which the Executive otherwise might be entitled and, except as expressly provided in this Separation Agreement, the Company and the Releasees have fully satisfied any and all obligations owed to the Executive arising out of or relating to the Executives’s employment or other relationship with the Company or any of the other Releasees, and no further sums, payments or benefits are owed to the Executive by the Company or any of the Releasees arising out of or relating to Executive’s employment or other relationship with the Company or any of the other Releasees.

4.             Termination of Benefit Plan Participation; Equity Awards. Whether or not the Executive signs and returns this Separation Agreement, the Executive’s participation, and, if applicable, the Executive’s dependent(s)’ coverage, under all employee benefit plans sponsored by the Company shall end as of the Separation Date; provided, however, that the Executive shall receive separate written notification regarding the Executive’s right to continue coverage under the Company’s group healthcare benefits plans after the Separation Date at the Executive’s and/or the Executive’s dependent(s)’ own expense under COBRA (other than the COBRA Benefit if applicable). In addition, notwithstanding the terms under the Company’s 2014 Long-Term Incentive Plan and its award agreements and the Company’s 2019 Omnibus Incentive Plan and its award agreements (collectively, the “Equity Arrangements”), (i) all unvested equity awards held by the Executive under the Equity Arrangements shall immediately terminate and be forfeited as of the Separation Date and (ii) all vested equity awards held by the Executive under the Equity Arrangements shall be treated in accordance with the terms of the Equity Arrangements as of the Separation Date.

5.             Release. The Executive, for and on behalf of himself and his executors, administrators, successors and assigns, hereby irrevocably and unconditionally releases the Company together with its parents, subsidiaries, co-venturers and affiliates, and each of its respective predecessors, successors and assigns, and all of those entities’ current and former partners, shareholders, members, owners, heirs, assigns, employees, agents, officers, directors, attorneys, and insurers, but only in their capacities as such (collectively, “Releasees”) from any and all rights, claims, charges, actions, causes of action, complaints, sums of money, suits, debts, covenants, contracts, agreements, promises, obligations, damages, demands or liabilities of every kind whatsoever, in law or in equity, whether known or unknown, suspected or unsuspected (collectively, “Claims”) which the Executive or his heirs, executors, administrators, successors or assigns ever had, now has or may hereafter claim to have by reason of any matter, cause or thing whatsoever arising out of or relating in any way to the Executive’s employment relationship, or termination of the Executive’s employment or services, with the Company or any of the other Releasees, including, but not limited to, any such Claims: (i) arising from the beginning of time through the date upon which the Executive signs this Separation Agreement, including, but not limited to, any such Claims (A) arising out of or relating to the termination of the Executive’s employment with the Company, (B) arising out of or relating to tort, fraud or defamation, and (C) arising under any federal, state, local or foreign statute or regulation, including, without limitation, the Age Discrimination in Employment Act of 1967, as amended by the Older Workers Benefit Protection Act (the “ADEA”), Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Executive Retirement Income Security Act of 1974, the New York State Human Rights Law, the New York State Labor Law, the New York State Worker Adjustment and Retraining Notification Act, the New York State Corrections Law, and the New York Executive Law Section 296(15), employment discrimination under the Minnesota Human Rights Act, pay discrimination under the Minnesota Equal Pay for Equal Work law, all as amended and including all of their respective implementing regulations and/or any other federal, state, local or foreign law (statutory, regulatory or otherwise) that may be legally waived and released; (ii) relating to wrongful employment termination; or (iii) arising under or relating to any policy, agreement, understanding or promise, written or oral, formal or informal, between the Company or any of the other Releasees and the Executive, including, without limitation, the Employment Agreement; provided, however, that notwithstanding the foregoing, nothing contained in this Section 5 shall in any way diminish or impair: (I) any rights the Executive may have to vested benefits under employee health and welfare benefit plans; (II) the Executive’s ability to bring proceedings to enforce this Separation Agreement; (III) the Executive’s right to challenge the validity of the release of ADEA claims set forth in this Separation Agreement; (IV) any Claims the Executive may have that cannot be waived under applicable law, such as unemployment benefits, workers’ compensation and disability benefits, (V) any rights the Executive may have to bring any Claim for indemnification or legal defense under any applicable directors and officers liability insurance policy, prior agreements or policies, by-laws or applicable common, state or federal law, or (VI) the Executive’s right to file a charge with or participate in a charge by the Equal Employment Opportunity Commission, the New York State Division of Human Rights or any other local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment; provided that the Executive hereby waives the right to recover any monetary damages or other relief against any Releasee with respect to Claims released by the Executive herein.

6.	Consultation with Attorney/Voluntary Agreement.

a.             The Executive acknowledges that (i) the Company has advised the Executive to consult with an attorney of the Executive’s choosing before signing this Separation Agreement, (ii) the Executive has been given the opportunity to seek the advice of counsel and has, in fact, obtained the advice of sophisticated counsel, (iii) the Executive has carefully read and fully understands all of the provisions of this Separation Agreement, (iv) the release provided herein specifically applies to any rights or claims the Executive may have against the Releasees pursuant to the ADEA, (v) the Executive is entering into this Separation Agreement knowingly, freely and voluntarily in exchange for good and valuable consideration to which the Executive is not otherwise entitled, including the payments and benefits set forth in Section 3 of this Separation Agreement, and (vi) the Executive has the full power, capacity and authority to enter into this Separation Agreement.

b.             The Executive understands and agrees that the Executive has been given at least twenty-one (21) calendar days following the Executive’s receipt of this Separation Agreement (on June 7, 2022) to consider whether to sign this Separation Agreement, although the Executive may sign it sooner. In no event shall the Executive sign this Separation Agreement prior to the Separation Date.

c.             For a period of fifteen (15) days after the date on which the Executive signed it, the Executive may, in the Executive’s sole discretion, revoke this Separation Agreement by delivering a written notice of rescission to the Company by email to Allison Kiene at Allison.Kiene@argogroupus.com by no later than 5:00 p.m. ET of the fifteenth (15th) day following the Executive’s execution of this Separation Agreement.

d.             In the event of such revocation by the Executive, the release in Section 5 of this Separation Agreement shall be of no force or effect, and the Company’s obligations to make the payment set forth in Section 3 above shall be null and void. If the Executive does not revoke this Separation Agreement pursuant to this Section 6, this Separation Agreement shall become final and binding and shall be irrevocable on the eighth (8th) calendar day following the date of the Executive’s execution of this Separation Agreement (such date, the “Effective Date”). Changes to this Separation Agreement made after the Executive’s receipt of this Separation Agreement, whether material or immaterial, shall not restart the running of the twenty-one (21) calendar day consideration period.

7.             Restrictive Covenants. Except as modified by Section 8 of this Separation Agreement, the Executive acknowledges and agrees that the covenants set forth in Sections 8 and 9 of the Employment Agreement are incorporated herein by reference and fully made a part hereof as if executed in connection with this Separation Agreement on the Effective Date, and remain in full force and effect in accordance with their terms.

8.             Permitted Disclosures. Pursuant to 18 U.S.C. § 1833(b), the Executive hereby acknowledges that the Executive shall not have criminal or civil liability under any federal or state trade secret law for the disclosure of a trade secret that (i) is made (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. The Executive understands that if the Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, he may disclose the trade secret to the Executive’s attorney and use the trade secret information in the court proceeding if the Executive (x) files any document containing the trade secret under seal, and (y) does not disclose the trade secret, except pursuant to court order. Nothing in this Separation Agreement or any other agreement by and between the Company and the Executive is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets expressly allowed by such section. Further, notwithstanding anything to the contrary contained in this Separation Agreement, this Separation Agreement does not prohibit or restrict the Executive from (i) voluntarily communicating with an attorney retained by the Executive, (ii) voluntarily communicating with any law enforcement, government agency, including the Securities and Exchange Commission (“SEC”), the Equal Employment Opportunity Commission, the New York State Division of Human Rights or a local commission on human rights, or any self-regulatory organization, regarding possible violations of law, in each case without advance notice to the Company, or otherwise initiating, testifying, assisting, complying with a subpoena from, or participating in any manner with an investigation conducted by such government agency, (iii) recovering a SEC whistleblower award as provided under Section 21F of the Securities Exchange Act of 1934, (iv) disclosing any Confidential Information to a court or other administrative or legislative body in response to a subpoena, provided that the Executive first promptly notifies and provides the Company with the opportunity to seek, and join in its efforts at the sole expense of the Company, to challenge the subpoena or obtain a protective order limiting its disclosure, or other appropriate remedy, or (v) filing or disclosing any facts necessary to receive unemployment insurance, Medicaid or other public benefits to which the Executive is entitled.

9.             Cooperation. The Executive acknowledges and agrees that the Executive will assist and cooperate with the Company in connection with any investigation, proceeding, dispute, or claim that may be made against, by, or with respect to the Company, or in connection with any ongoing or future investigation, proceeding, dispute, or claim of any kind involving the Company, including any proceeding before any arbitral, administrative, regulatory, self-regulatory, judicial, legislative, or other body or agency (including, but not limited to, making himself available upon reasonable notice for factual interviews, preparation for testimony, providing affidavits, and similar activities), to the extent such claims, investigations, or proceedings relate to the Executive’s employment with the Company, services performed or required to be performed by the Executive, or pertinent knowledge possessed by the Executive.

10.           No Admission of Wrongdoing. Neither by offering to make, nor by making, this Separation Agreement, do any of the Parties admit any failure of performance, wrongdoing, or violation of law. Neither this Separation Agreement nor any of its terms may be used as an admission or introduced as evidence as to any issue of law or fact in any proceeding, suit or action, other than an action to enforce this Separation Agreement.

11.           Governing Law. This Separation Agreement shall be construed in accordance with, and governed by, the laws of the State of New York, without regard to the conflict of law principles of any jurisdiction.

12.           Jurisdiction and Venue. Any action or proceeding arising out of or relating to this Separation Agreement shall be instituted in the courts located in the United States District Court for the Southern District of New York, or, if such court would not have jurisdiction over the matter, then only in a New York State court sitting in the Borough of Manhattan, New York. Each Party irrevocably submits to the exclusive jurisdiction of such courts. As an exception to the exclusive jurisdiction and venue set forth in the preceding sentence, the Company may seek equitable or injunctive relief against the Executive in any jurisdiction necessary to protect the Company’s rights.

13.           Waiver of Jury Trial. THE PARTIES TO THIS SEPARATION AGREEMENT EACH HEREBY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (i) ARISING UNDER THIS SEPARATION AGREEMENT OR (ii) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS SEPARATION AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. THE PARTIES TO THIS SEPARATION AGREEMENT EACH HEREBY AGREE AND CONSENT THAT ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES TO THIS SEPARATION AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS SEPARATION AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

14.           Amendments; Waivers. No provision of this Separation Agreement may be changed, extended, waived, modified, discharged or terminated, except by a written instrument executed by the Parties which expressly states it is an amendment.

15.           Entire Agreement. This Separation Agreement sets forth the entire understanding between the Company and the Executive, and supersedes all prior and contemporaneous agreements, representations, discussions and understandings concerning the subject matter addressed herein; provided, however, that this Separation Agreement shall not supersede or otherwise affect the validity of Sections 8 and 9 of the Employment Agreement. The Company and the Executive represent that, in executing this Separation Agreement, each Party has not relied upon any representation or statement made by any other Party, other than those set forth herein, with regard to the subject matter, basis or effect of this Separation Agreement.

16.           Section 409A.

a.             The intent of the parties is that payments and benefits under this Separation Agreement comply with Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder (“Section 409A”), to the extent subject thereto, and accordingly, to the maximum extent permitted, this Separation Agreement shall be interpreted and administered to be in compliance therewith. Notwithstanding anything contained in this Separation Agreement to the contrary, the Executive shall not be considered to have terminated employment with the Company for purposes of any payments under this Separation Agreement which are subject to Section 409A until the Executive has incurred a “separation from service” from the Company within the meaning of Section 409A. Each amount to be paid or benefit to be provided under this Separation Agreement shall be construed as a separate and identified payment for purposes of Section 409A. To the extent required in order to avoid an accelerated or additional tax under Section 409A, amounts reimbursable to the Executive under this Separation Agreement shall be paid to the Executive on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursement (and in-kind benefits provided to the Executive) during one year may not affect amounts reimbursable or provided in any subsequent year.

b.             If the Executive is required to pay taxes under Section 409A in respect of the Severance Payment, the Company shall promptly pay the Executive the amount or amounts (a “Tax Payment”) that are necessary to place the Executive in the same after-tax financial position that the Executive would have been in if the Severance Payment had not been taxed under Section 409A.

c.             The Executive will notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Tax Payment. Such notification shall be given as soon as practicable but no later than ten (10) business days after the Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive will not pay such claim prior to the expiration of the thirty (30) day period following the date on which the Executive gives such notice to the Company. If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive will (i) give the Company any information reasonably requested by the Company relating to such claim; (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by counsel selected by the Company; (iii) cooperate with the Company in good faith in order to effectively contest such claim; and (iv) permit the Company to participate in any proceedings relating to such claim. The Company shall bear and pay directly all costs and expenses (including legal fees and additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any interest and penalties imposed as a result of such representation and payment of costs and expenses

d.             Without limitation on the foregoing, the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive, on an interest-free basis, and shall indemnify and hold the Executive harmless, on an after-tax basis, from any income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance. The Company’s control of the contest shall be limited to issues with respect to which a Tax Payment would be payable hereunder and the Executive will be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

17.           Titles and Headings. Titles and headings to sections, subsections and sub-subsections of this Separation Agreement are for the purposes of reference only and shall not affect the interpretation of this Separation Agreement.

18.           Each Party the Drafter. This Separation Agreement, and the provisions contained in it, shall not be construed or interpreted for, or against, any party to this Separation Agreement because that party drafted or caused that party's legal representatives to draft any of its provisions.

19.           Legally Binding. All of the terms contained in this Separation Agreement (including, without limitation, the “whereas” clauses) are contractual, and not a mere recital.

20.           Construction and Severability. Whenever possible, each provision of this Separation Agreement shall be construed and interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Separation Agreement is held to be prohibited by, or invalid, illegal or unenforceable in any respect under, any applicable law or rule in any jurisdiction, such prohibition, invalidity, illegality or unenforceability shall not affect any other provision of this Separation Agreement or any other jurisdiction, and the Parties undertake to implement all efforts which are necessary, desirable and sufficient to amend, supplement or substitute all and any such prohibited, invalid, illegal or unenforceable provisions with enforceable and valid provisions in such jurisdiction which would produce as nearly as may be possible the result previously intended by the parties without renegotiation of any material terms and conditions stipulated herein.

21.           Counterparts. This Separation Agreement may be executed and delivered in counterparts, each of which when so executed and delivered shall be the original, but such counterparts together shall constitute but one and the same instrument. Signature pages delivered electronically, including by facsimile or as a PDF attachment to electronic mail, shall be binding to the same extent as an original.

22.           Successors and Assigns. This Separation Agreement shall inure to the benefit of and be binding upon the Company and any successor organization which shall succeed to the Company by merger or consolidation or operation of law, or by acquisition of assets of the Company. The Executive may not assign his duties or obligations under this Separation Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto have signed this Separation Agreement as of the dates specified below.

Argo Group International Holdings, Ltd.

By:	/s/ Susan Comparato
Name: Susan Comparato
Title: Chief Administrative Officer
Date: June 23, 2022

Executive:

/s/ Kevin J. Rehnberg
Kevin J. Rehnberg
Date: June 23, 2022

[Signature Page – Separation Agreement]